UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 2, 2021

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

4201 Congress Street, Suite 175
Charlotte, North Carolina	28209
(Address of principal executive offices)	(Zip Code)

(704) 994-8279

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, $.01 par value	BTN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed on the Current Report on Form 8-K dated March 2, 2021, Ballantyne Strong, Inc. (the “Company”) received a notice of default and demand from Huntington Technology Finance, Inc. (“Huntington”) alleging the occurrence of an event of default under the terms of the Master Equipment Lease Agreement dated May 19, 2017 (the “Lease Agreement”).

The Company, which has made all required payments on time and in full, continues to dispute Huntington’s claim that any event of default has occurred under the Lease Agreement. In order to resolve the situation and avoid the potential costs of a lengthy legal dispute, on April 2, 2021, the Company and its indirect subsidiary, Strong Digital Media, LLC (“Strong”), entered into an Agreement of Forbearance and Conditional Sale (the “Agreement”) with Huntington and CCA Financial, LLC. The amounts payable by the Company pursuant to the Agreement include only payments contractually due under the Lease Agreement and do not include any additional penalties, interest, or liquidation damages.

The Company agreed to accelerate payment of the $2.1 million remaining payments contractually due under the Lease Agreement and to exercise its option to purchase the leased assets for $1.0 million. The $2.1 million plus sales tax owed under the Lease Agreement was paid upon execution of the Agreement and the lease equipment buyout will be paid in twelve monthly installments from June 1, 2021 to May 1, 2022. Upon payment in full, the Lease Agreement and all obligations thereunder will terminate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: April 8, 2021	By:	/s/ Todd R. Major
Todd R. Major
Chief Financial Officer